Exhibit 99.1

Constellation Pharmaceuticals Initiates Phase 2 Portion of ProSTAR Clinical Trial in Patients with Metastatic Castration-Resistant Prostate Cancer (mCRPC)

•	Dosing has begun in a randomized study of CPI-1205 / enzalutamide combination versus enzalutamide alone in second-line mCRPC

•	Single-arm CPI-1205 / abiraterone / prednisone combination added to potentially address low response rates and short duration of response in second-line mCRPC with abiraterone alone

•	Preliminary Phase 1b results suggest CPI-1205 is well-tolerated, with a robust PK/PD profile and clinical activity in both arms in second-line mCRPC

CAMBRIDGE, Massachusetts, December 10, 2018 – Constellation Pharmaceuticals, Inc. (Nasdaq: CNST), a clinical-stage biopharmaceutical company using its expertise in epigenetics to discover and develop novel therapeutics, today announced an update of the ProSTAR study, its ongoing Phase 1b/2 clinical trial of CPI-1205 in patients with metastatic castration-resistant prostate cancer (mCRPC).

The ProSTAR study is evaluating CPI-1205, Constellation’s potent and highly selective small-molecule EZH2 inhibitor, in combination with either enzalutamide or abiraterone / prednisone (“abiraterone”), in mCRPC patients who experienced disease progression while receiving the other ARS inhibitor. Based on encouraging results from the Phase 1b portion of ProSTAR, the Company has initiated dosing in the randomized Phase 2 portion studying CPI-1205 in combination with enzalutamide versus enzalutamide alone. Constellation has also decided to expand the Phase 2 portion of the study by adding an arm evaluating CPI-1205 in combination with abiraterone in the second-line setting.

“We are pleased that CPI-1205 achieved its Phase 1b endpoints in ProSTAR, demonstrating an encouraging safety profile and evidence of clinical activity in both arms,” said Adrian Senderowicz, Chief Medical Officer of Constellation

Pharmaceuticals. “As we advance into the Phase 2 portion of the study, we believe combination therapy with CPI-1205 may provide a meaningful second-line treatment option to patients with metastatic castration-resistant prostate cancer, an area of significant unmet medical need. We are excited about expanding our opportunity to include an arm evaluating CPI-1205 in combination with abiraterone in the second-line setting, given that very few patients experience a 50% reduction in PSAs on second-line treatment with abiraterone and that time to progression in this setting is typically short.”

Initiation and Expansion of Phase 2 Portion of ProSTAR

As planned, Constellation has already begun dosing patients in the Phase 2 portion of the study, evaluating CPI-1205 in combination with enzalutamide versus enzalutamide alone. The Company continues to expect enrollment of up to 35 patients in both the treatment and the control arms.

Additionally, Constellation is expanding the trial to include a separate Phase 2 arm evaluating CPI-1205 in combination with abiraterone in up to 30 mCRPC patients who progressed on prior enzalutamide therapy. This arm, which will soon begin dosing patients, will not be randomized against a control arm due to the low response rate and lack of durability seen with abiraterone in the second-line setting.

In a recent randomized cross-over trial, only 4% of patients taking abiraterone after disease progression on enzalutamide, and only 31% of patients taking enzalutamide after disease progression on abiraterone, achieved a 50% reduction in PSA levels. Time to PSA progression was only 1.3 months and 2.7 months, respectively. Time to disease progression was only 1.6 months and 2.7 months, respectively.1

Constellation continues to expect to determine proof of concept for CPI-1205 in mid-2019.

1 D. Khalaf et al, Phase 2 randomized cross-over trial of abiraterone + prednisone (ABI) vs enzalutamide (ENZ) for patients (pts) with metastatic castration resistant prostate cancer (mCRPC): results for 2nd-line therapy, poster presented at 2018 American Society of Clinical Oncology meeting.

About mCRPC

mCRPC is an advanced form of prostate cancer and is defined by disease progression despite treatment with androgen depletion therapy (ADT). mCRPC may present as one or any combination of the following: a continuous rise in serum levels of PSA, progression of known metastases, or appearance of new metastases. Prognosis is associated with several factors, including the ability to perform certain daily activities and the presence of bone pain. Additional symptoms commonly include anemia (low healthy red blood cell levels), weight loss, fatigue, hypercoagulability (abnormal blood coagulation), and increased susceptibility to infection. mCRPC presents as a spectrum of disease ranging from patients without symptoms but rising PSA levels despite ADT, to patients with metastases and significant debilitation.

About Constellation Pharmaceuticals

Constellation Pharmaceuticals is a clinical-stage biopharmaceutical company developing novel therapeutics that selectively modulate gene expression to address serious unmet medical needs in patients with cancer. The Company has a deep understanding of how epigenetic and chromatin modifications in cancer cells and in the tumor and immune microenvironment play a fundamental role in driving disease progression and drug resistance. Constellation is driving development of the EZH2 inhibitors CPI-1205 and CPI-0209 for the treatment of metastatic castration-resistant prostate cancer and other cancers as well as the BET inhibitor CPI-0610 for the treatment of myelofibrosis. The Company is also applying its broad research and development capabilities to explore other novel targets that directly and indirectly impact gene expression to fuel a sustainable pipeline of innovative small-molecule product candidates.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding the development status of the Company’s product candidates, the anticipated benefits of the changes to its clinical trial protocols and its anticipated achievement of milestones, including determination of proof of concept. All statements, other than statements of historical facts, contained in this press release, including statements regarding the Company’s strategy, future operations, future financial position, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with Constellation’s ability to: obtain and maintain necessary approvals from the FDA and other regulatory authorities; continue to advance its product candidates in clinical trials; replicate in later clinical trials positive results found in preclinical studies and early-stage clinical trials of CPI-1205; advance the development of its product candidates under the timelines it anticipates, or at all, in current and future clinical trials; obtain, maintain or protect intellectual property rights related to its product candidates; manage expenses; and raise the substantial additional capital needed to achieve its business objectives. For a discussion of other risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties, and other important factors, in the Company’s most recent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof and should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. CPI-1205 is investigational in nature and has not yet been approved by the FDA or other regulatory authorities.

Contact

Ronald Aldridge

Investor Relations

Constellation Pharmaceuticals

+1 617-714-0539

ron.aldridge@constellationpharma.com

Lauren Arnold

Media Relations

MacDougall Biomedical Communications

+1 781-235-3060

larnold@macbiocom.com